Exhibit 99.2

THE CHEFS' WAREHOUSE, INC. 8-K

February 19, 2018
Timothy McCauley
23 Grist Mill Rd
Monroe, CT 06468

Dear Tim:

Congratulations on your new position as Chief Accounting Officer with The Chefs’ Warehouse, Inc. (the “Company”). You will continue to report directly to me, James Leddy, Chief Financial Officer of the Company. This letter constitutes your offer, the terms of which are effective as of February 16, 2018.

•	Your weekly salary is $5,096.15 ($265,000.00 annual).

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You will continue to be eligible to participate in the Company’s Cash Incentive Plan. This plan, or any future plan providing for cash incentive awards established by the Compensation and Human Capital Committee of the Board of Directors (the “Committee”) or the Board of Directors (the “Board”) for its leadership team, subject to the terms of such plans. For fiscal 2018, you will be eligible to participate, on a pro-rated basis for the time you are in your position as Chief Accounting Officer of the Company in fiscal 2018, in the 2018 Cash Incentive Plan with a targeted payout equal to 50% of your Base Salary in fiscal 2018 (the “CIP Target Bonus”), subject to the Company achieving performance goals established by the Committee. Your cash incentive awards will be based 75% on corporate goals and 25% on individual goals. Payouts, if any, under the 2018 Cash Incentive Plan will be paid in 2019 promptly after certification by the Committee of the Company’s achievement of the performance goals established by the Committee for fiscal 2018.

•
You will be eligible to participate in the Company’s 2011 Omnibus Equity Incentive Plan and in any future equity based plans established by the Committee or the Board and to receive awards of equity-based compensation under such plans. For fiscal 2018, you will be eligible to participate, on a pro-rated basis for the time you are in your position as Chief Accounting Officer of the Company in fiscal 2018, in a mix of equity-based awards equal to 50% of your Base Salary in fiscal 2018 (the “LTIP Target Award”). The Committee will award you a mix of time-based vesting restricted shares and performance-based vesting restricted shares. The dollar value at the time of the grant of the time-based vesting restricted share award (“TRSA”) will equal 30% of the LTIP

Exhibit 99.2

Target Award and the dollar value of the target performance-based vesting restricted share award (“PRSA”) at the time of the grant of the PRSA will equal 70% of the LTIP Target Award.

•	Your benefit eligibility will remain the same.

•	You will continue to accrue vacation at your current rate.

•
Your employment with the Company shall continue to be at will and either you or the Company may terminate the employment relationship at any time for any reason with or without prior notice. Further, nothing contained herein is or shall be construed as a contract of employment for a definite period of time.

•	Your new role commenced February 16, 2018.

Please sign this letter and return it to us for our files.

We look forward to great results in 2018.

Sincerely,                            ACCEPTED by Timothy McCauley:

/s/James Leddy                            /s/ Timothy McCauley

James Leddy                            Date: February 19, 2018
Chief Financial Officer
The Chefs’ Warehouse, Inc.